Exhibit (h)(62)

EXHIBIT A

EXPENSE CAPS

	ANNUAL TOTAL FUND OPERATING EXPENSES (as a percentage of average daily net assets)
Portfolio	Class 1 Shares	Class 2 Shares	Class 3 Shares
SA American Funds VCP Managed Allocation Portfolio	0.28%	–	0.53%
SA BlackRock Multi-Factor 70/30 Portfolio	0.51%	–	0.76%
SA BlackRock VCP Global Multi Asset Portfolio	0.91%	–	1.16%
SA Emerging Markets Equity Index Portfolio	0.58%	–	0.83%
SA Fidelity Institutional AM® International Growth Portfolio	0.88%	–	1.13%
SA Fixed Income Index Portfolio	0.34%	–	0.59%
SA Fixed Income Intermediate Index Portfolio	0.34%	–	0.59%
SA Franklin Tactical Opportunities Portfolio	0.81%	–	1.06%
SA Franklin U.S. Equity Smart Beta Portfolio	0.70%	–	0.95%
SA Global Index Allocation 60/40/Portfolio	0.18%	–	0.43%
SA Global Index Allocation 75/25 Portfolio	0.18%	–	0.43%
SA Global Index Allocation 90/10 Portfolio	0.18%	–	0.43%
SA Goldman Sachs Multi-Asset Insights Portfolio	0.81%	–	1.06%
SA Index Allocation 60/40 Portfolio	0.18%	–	0.43%
SA Index Allocation 80/20 Portfolio	0.18%	–	0.43%
SA Index Allocation 90/10 Portfolio	0.18%	–	0.43%
SA International Index Portfolio	0.52%	–	0.77%
SA Large Cap Growth Index Portfolio	0.35%	–	0.60%
SA Large Cap Value Index Portfolio	0.35%	–	0.60%
SA Mid Cap Index Portfolio	0.40%	–	0.65%
SA PIMCO VCP Tactical Balanced Portfolio	0.91%	–	1.16%
SA Schroders VCP Global Allocation Portfolio	0.90%	–	1.15%
SA Small Cap Index Portfolio	0.45%	–	0.70%
SA T. Rowe Price Asset Allocation Growth Portfolio	0.81%	–	1.06%
SA T. Rowe Price VCP Balanced Portfolio	0.90%	–	1.15%
SA VCP Index Allocation Portfolio	0.28%	–	0.53%
SA Wellington Strategic Multi-Asset Portfolio	0.86%	–	1.11%